Exhibit 10.1

July 26, 2017

William A. Sullivan

Dear Bill,

Applied Genetic Technologies Corporation (the “Company”, “AGTC”) is pleased to offer you a full-time position as Chief Financial Officer beginning at an annual base salary of $340,000. Your net compensation will be less applicable deductions, taxes, and other amounts required by federal and state laws. This offer is contingent upon satisfactory completion of reference and background checks. Your start date will be August 7th, 2017 or at a time mutually agreed by you and the company.

You will be eligible to participate in the management performance bonus plan. You will be eligible for a bonus of up to 35% of your then annual base salary based on completion of specific goals defined and agreed to at the beginning of each fiscal year (July 1st). The actual amount of the bonus will be subject to the approval of the Board of Directors.

As a Company employee, you will be eligible to enroll in the employee benefit plans and programs as described and provided by our leasing agent TriNet. AGTC is a drug free workplace and you will therefore be required to submit to a drug screening; authorization for this will be sent separately by TriNet. The Company contribution towards health insurance, and other benefits which you may choose, will be approximately $800 per month. If you need to cover any additional family members the Company will pay an additional amount equal to 50% of the difference between individual coverage and family coverage. The Company also offers its employees participation in a 401(k) plan also administered through TriNet and matches each employee’s contribution up to a maximum of 4% of their annual salary. Each employee has full control over investment vehicle selection and monitoring.

The Company has set up an Employee Incentive Stock Option Plan in which you are eligible to participate. Upon formal approval by the Board of Directors, you will be issued options with an exercise price as determined by the Board to be Fair Market Value at the time of their grant. These options will vest over a period of four years, with 25% vesting initially on the one-year anniversary of the date of your start date and 1/48 each month thereafter until all the shares subject to the option have vested on the fourth anniversary of your start date. If there is a Change of Control and you are not offered the position of CFO at the acquiring company, then immediately upon the Change of Control your options will fully and immediately vest and become exercisable. For purposes of this letter agreement, a “Change of Control” shall mean the occurrence of any of the following events other than in connection with the consummation of an initial public offering of the Company’s securities. In all respects, the definition of Change in Control shall be interpreted to comply with Section 409A, and any successor statute, regulation and guidance thereto: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not a shareholder of the Company as of the date of this letter agreement or an affiliate thereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing

One Kendall Square, 1400W, Suite B14305, Cambridge, MA 02139  ●  617.843.5728  ●  agtc.com

William A. Sullivan	July 26, 2017 Page 2 of 5

50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the date of the consummation of a merger, scheme of arrangement or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger, scheme of arrangement or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity} more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of alt or substantially all of the Company’s assets.

Initially, you will be entitled to 20 days of Paid Time Off, based on your employment anniversary date in addition to the standard company holidays as described in our Employee Manual. The time will be accrued on a bi-weekly basis and may be used as soon as it is earned. You will receive one additional day per year for each full year of employment based on your anniversary date, up to a maximum of 30 days. This time is for you to use as needed for vacation, family business, sick days or other necessary time away from work. Such leave may be accumulated over three years but in no event shall your leave be accrued in excess of 45 days per year. If your employment terminates for any reason whatsoever, you shall be entitled to receive, in addition to any unpaid salary, any unused PTO accrued to the date of your termination of employment but not to exceed 45 days.

The Company has the right to modify, amend or terminate any such plans and programs described in this letter, as well as its Employee Manual, at any time at its sole discretion.

The Company will reimburse you for all reasonable and necessary traveling expenses and other disbursements actually incurred by you for or on behalf of the Company in the performance of your duties during your employment. This includes qualified transportation reimbursement for a transit pass and/or qualified parking up to the allowable IRS monthly limit. As with other employees, you shall be required to submit to the Company every two weeks reports of claims of such expenses and disbursements for approval and reimbursement by the Company.

Additionally, on a case by case basis we will review Company reimbursement for educational expenses. In cases where your educational courses are mutually beneficial to the Company, the Company will reimburse you for up to one class that you successfully complete per semester.

The Company conducts performance reviews on all personnel in July of each year. Consideration is given for salary increases annually during the review period but going through the review process in itself does not mandate that an employee will receive a raise. The employee’s performance and progression will dictate what ongoing salary levels and bonus opportunities will be.

As you are aware, your employment by the Company is intended to be full-time employment and you will be required to devote all your working time to the business of the Company and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor or consultant, except with the express written consent of the Company. You will hold in a fiduciary capacity for the benefit of the Company, all information with respect to the Company’s finances, sales, profits, and other proprietary and confidential information acquired by you during your employment. In furtherance of this condition of your employment, the Company requires that you sign the Nondisclosure, Inventions and Non-Competition Agreement enclosed with this letter.

One Kendall Square, 1400W, Suite B14305, Cambridge, MA 02139  ●  617.843.5728  ●  agtc.com

William A. Sullivan	July 26, 2017 Page 3 of 5

This letter agreement is not intended to and it does not create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable at any time, by yourself upon two weeks written notice, or by the Company upon two weeks written notice or payment of salary in lieu thereof. Your employment may also be terminated for cause by the Company at any time without advance written notice. “Cause” is defined for purposes of your employment as including (but it is not limited to) any of the following:

•	Your failure to effectively carry out your duties and responsibilities, as evaluated and determined by the Company in its absolute discretion;

•	Violation of requirements of this letter, the Employee Manual, or any provision of an applicable code of conduct or ethics;

•	Conduct which, in the Company’s determination, causes embarrassment or loss of credibility to the Company, its employees, products or services, or the position that you hold, or which causes the Board to lose confidence in you.

•	Conduct which, in the Company’s determination, violates the Nondisclosure, Inventions and Non-Competition Agreement, or which involves dishonesty, moral turpitude, or misrepresentation.

For purposes of this letter agreement, “Good Reason” shall mean:

•	Either before or after a Change in Control, a requirement that you either (i) perform the majority of your services to the Company in any location beyond a fifty (50) mile radius of Cambridge, Massachusetts; and/or (ii) relocate your residence beyond a fifty (50) mile radius of North Andover, Massachusetts;

•	Upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise~ the successor company does not offer you a position with substantially equivalent responsibilities; and/or

•	Upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise, the successor company does not offer you a position with total compensation and benefits at least equivalent to those you received from the Company immediately prior to such sale.

Assuming that you have effectively worked in your new position for a period of at least six months, then if your employment is terminated because either (A) the Company terminates your employment without Cause or (B) you terminate your employment for Good Reason (and provided that you execute and do not revoke a Release and Settlement Agreement in the form reasonably acceptable to the Company and you), you will be entitled to receive an amount equal to nine (9) months’ of your then-base salary for the first year of your employment, or twelve {12) months’ of your then-base salary after the first year; to

One Kendall Square, 1400W, Suite B14305, Cambridge, MA 02139  ●  617.843.5728  ●  agtc.com

William A. Sullivan	July 26, 2017 Page 4 of 5

include base salary and bonus earned (less all applicable deductions), plus the Company’s payment of the Company portion of the premium for benefits that you continue pursuant to the Consolidated Omnibus Benefits Reconciliation Act of 1984, as amended, payable in a lump sum or as otherwise agreed to by you and the Company.

Upon termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview for the purposes of reviewing this letter agreement, the Nondisclosure, Inventions and Non-Competition Agreement and the trade secrets of the Company, and surrendering to the Company all proprietary or confidential information and articles belonging to the Company.

By your signature below, you represent and warrant to the Company that you are not subject to any employment, non-competition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein.

This letter agreement, the Nondisclosure, Inventions and Non-Competition Agreement and all ancillary agreements (collectively, the “Agreements”) shall be governed by the laws of the State of Delaware. The Agreements constitute the entire agreement between the Company and you, and supersede any and all previous oral or written representation, communication, understanding or agreement between us. Any and all changes or amendments to the Agreements shall be made in writing and signed by the parties.

If the foregoing accurately reflects your expectations for employment at the Company, we would appreciate your returning to us a copy of this letter duly signed and dated in the space provided, whereupon this letter agreement shall become binding upon you and the Company. This offer is valid through July 28, 2017.

One Kendall Square, 1400W, Suite B14305, Cambridge, MA 02139  ●  617.843.5728  ●  agtc.com

William A. Sullivan	July 26, 2017 Page 5 of 5

Finally, it is with great pleasure that I offer you this position at AGTC. The Company is delighted with the prospect of your joining our team. We have exciting and challenging work ahead of us!

Sincerely,

/s/ Susan Washer

Susan Washer

President and CEO

Consented to and Agreed:

/s/ William A. Sullivan	7/27/17
William A. Sullivan	Date

One Kendall Square, 1400W, Suite B14305, Cambridge, MA 02139  ●  617.843.5728  ●  agtc.com